Exhibit 23.6

CONSENT OF STIFEL, NICOLAUS & COMPANY, INCORPORATED

January 4, 2007

Board of Directors

Pulaski Investment Corporation

5800 R Street

Little Rock, Arkansas 72207

Re: Registration Statement on Form S-4 of IBERIABANK Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 8, 2006, with respect to the fairness, from a financial point of view, to the holders of the common stock of Pulaski Investment Corporation (“Pulaski”) of the right to receive the per share consideration to be paid by IBERIABANK Corporation (“IBERIABANK”) in connection with the merger of Pulaski with and into a subsidiary of IBERIABANK pursuant to an Agreement and Plan of Merger among Pulaski, IBERIABANK and a subsidiary of IBERIABANK.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Pulaski in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that IBERIABANK has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by IBERIABANK or its stockholders.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary — The Merger-Opinion of Pulaski’s Financial Advisor”, “The Proposed Merger — Background of the Merger”, “The Proposed Merger — Pulaski’s Reasons for the Merger; Recommendation of Pulaski’s Board of Directors”, and “The Proposed Merger — Opinion of Pulaski’s Financial Advisor” in, and to the inclusion of such opinion as Appendix B to, the Information Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED

STIFEL, NICOLAUS & COMPANY, INCORPORATED